Exhibit 99.1

Appendix 1

Name of Trust	Jurisd. of Org.
ECI QSST Trust No. 4	South Dakota

Appendix 2

Name of Trust	Jurisd. of Org.
ECI QSST Trust No. 5	South Dakota

Appendix 3

Name of Trust	Jurisd. of Org.
ECI QSST Trust No. 6	South Dakota

Appendix 4

Name of Trust	Jurisd. of Org.
TJP Revocable Trust	Illinois